Exhibit 99.2

Dear Employees,

You may have already heard the news today that Quest entered into an agreement with Insight Venture Partners to become a privately held company. I’ve attached to this email the news release and an FAQ which provide more detail about the agreement. I also wanted to share my perspective and to explain why I believe this is good news.

From an operations perspective, we expect Quest to continue in much the same way as before. We plan to remain a market leader in enterprise systems management software with a focus on continued innovation and superior service.

Under this agreement, we would no longer be listed as a public company. The Company would partner with Insight Venture Partners, an early investor in Quest. Insight understands and appreciates the value and the prospects for our business and is committed to Quest’s future success. I believe this new structure will provide even greater flexibility in the marketplace as Quest executes its strategies to meet the needs of our customers, while providing exciting career opportunities for you and your fellow employees.

I am committed to the future of our business, and under this agreement, I would continue as Chairman and CEO and maintain a large ownership interest in this company. I believe strongly in Quest and am excited about where we are headed.

Importantly, there are several more steps until any potential transaction is completed. The major steps are described in the news release. We expect the transaction to close during the third quarter of this year. Throughout this process, I need your help to continue to focus on your work and provide the superior service to our customers that they have come to expect from us. I will keep you updated, as appropriate, throughout the process.

Thank you for your support,

Vinny

Additional Information and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, QUEST’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Quest with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Quest by contacting Quest’s Investor Relations by telephone at (949) 754-8000, or by mail at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Investor Relations, or by going to Quest’s Investor Relations page on its corporate website at www.quest.com.

Participants in the Solicitation

Quest and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quest in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is included in Quest’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2011.